Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 8th day of November 2005 by and between People’s Choice Home Loan, Inc., a Wyoming corporation (“PC”), and Kathleen Lipps (“Employee”), whose address is 80 Old Tappan Road, Old Tappan, New Jersey 07675.

In consideration of the mutual promises contained herein, PC and Employee agree as follows:

1. Employment. PC hereby agrees to employ Employee and Employee hereby accepts employment with PC on the terms and conditions set forth in this Agreement. Any oral employment agreement negotiated or employment contract dated prior to November 8, 2005 by and between Employee and PC shall be superseded in its entirety and rendered null and void upon execution of this Agreement by PC and Employee.

2. Term of Employment. The employment of Employee with PC under this Agreement is agreed to commence on November__, 2005 (the “Commencement Date”) and shall continue for a term of three (3) years thereafter unless terminated earlier or extended pursuant to the provisions of this Agreement (the “Period of Employment”).

3. Services to be Rendered.

(a) Position. Employee shall serve as PC’s National Sales Manager, Wholesale Division, based initially at PC’s office to be established in New Jersey or New York, and subsequently, but not later than June 2006, to be based at PC’s headquarters. Employee’s responsibilities shall include management of all of PC’s Wholesale Division offices located throughout the United States (hereafter, the “Wholesale Division”). Employee shall provide such services faithfully and to the best of Employee’s abilities and shall devote all of Employee’s professional time and energy solely for and exclusively to the performance of Employee’s duties hereunder for the term of this Agreement.

(b) Other Activity. Except upon the prior written consent of PC’s President, Employee, during the Period of Employment, shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with PC or any affiliate, that might create a conflict of interest with PC or any affiliate, or that otherwise might interfere with the business of PC or any affiliate.

4. Compensation. Commencing on the Commencement Date, as compensation for the performance of Employee’s services hereunder, PC shall pay Employee a monthly salary in the amount of Twenty Thousand Eight Hundred Thirty Three Dollars and Thirty Three Cents ($20,833.33), payable in periodic installments in accordance with PC’s normal base salary payment dates (the “Monthly Salary”). In addition, Employee will receive the greater of 1) $62,500.00 per month for each of Employee’s first twelve months of employment as a retention bonus, or 2) the percentage of post tax profits of PC’s Wholesale Division for each calendar month (“Profit Participation”) as set forth below and as such profit is determined in the sole and absolute discretion of PC. Employee’s retention bonus shall cease to be paid after her first twelve months of employment, and thereafter she shall receive only her Monthly Salary and her Profit Participation. For clarification with respect to each office within the Wholesale Division, beginning January 1, 2006 (but not sooner), Employee’s Profit Participation in 2006 and thereafter will be reduced by any cumulative prior months’ losses, and no Profit Participation will be paid until the year-to-date earnings of such office reflect a post tax profit using an effective tax rate of forty percent (40%). Employee’s Profit Participation, net of the forty percent (40%) effective tax rate, for each month will be calculated as if PC were receiving whole loan equivalent pricing for the mortgage loans originated that month within the Wholesale Division. Employee’s Profit Participation shall not be calculated on the basis of any economic benefits attributable to PC’s or its affiliate’s securitizations. Employee shall receive a 2.00% Profit Participation for each month’s closed loan originations of the Wholesale Division up to an aggregate amount of $500 million, a 1.00% Profit Participation for all such loan originations in excess of $500 million up to $1 billion, a 0.50% Profit Participation for all such loan originations in excess of $1 billion up to $1.5 billion, and a 0.25% Profit Participation for all such loan originations in excess of $1.5 billion. In addition, PC’s President shall recommend to the Compensation Committee of People’s Choice Financial Corporation (“PCFC”) at its next meeting a stock option award consisting of 100,000 shares of PCFC common stock at its then per share fair market value, to vest in equal installments over a three-year period.

5. Benefits. Employee shall be eligible to participate in PC’s normal employee benefits, as such benefits may exist from time to time. In addition, Employee shall be entitled to receive an annual vacation accrual pursuant to PC’s normal vacation policy. Employee acknowledges and agrees that PC’s senior management may add, delete, or amend employee benefits from time to time.

6. Termination of Employment by PC for Cause. PC may terminate Employee’s employment under this Agreement if the termination is “for cause.” For purposes of this Section 6, a termination for cause shall include, without limitation, termination due to Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty, abusive behavior towards PC employees, failure to perform ordered or stated duties, failure to follow PC’s policies and procedures, violation of any law, rule, regulation or order (other than traffic violations or similar offenses), failure to maintain a license required to perform the duties contemplated under this Agreement, failure to meet the Wholesale Division operating budget, or monthly volume targets, or monthly interest rate targets for two quarters, unacceptable Wholesale Division delinquency percentages, or first payment default percentages, or loan sale rejection percentages, in each case as determined by the President of PC in his sole and absolute discretion, or a material breach of any provision of this Agreement. Any such termination for cause will be immediately effective upon written notification to Employee.

7. Termination Upon Death or Complete Disability. Employee’s employment with PC shall terminate effective upon Employee’s death or “Complete Disability”. For purposes of this Agreement, Complete Disability shall mean the inability of the Employee to perform the Employee’s duties under this Agreement because the Employee has become permanently disabled within the meaning of any policy of disability income insurance covering employees of PC then in force. In the event PC has no policy of disability income insurance covering PC’s employees in force when the Employee becomes disabled, the term “Complete Disability” shall mean the inability of the Employee to perform the Employee’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Employee from satisfactorily performing all of the Employee’s usual services for PC for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or

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opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

8. Termination of Employment by Employee for Cause. Upon thirty (30) days prior written notice to PC, Employee may terminate Employee’s employment under this Agreement if the termination is for cause. For purposes of this Section 8, a termination for cause shall mean a material breach by PC of any of its obligations under this Agreement. The written notice specified in this Section shall set forth with particularity PC’s alleged breach of this Agreement and provide PC with a thirty (30) day period to cure such breach.

9. Termination of Employment by PC Without Cause. PC will have the right, at its election to be made in writing and delivered to Employee, to terminate Employee’s employment under this Agreement without cause (as that term is defined in Section 6 of this Agreement) without advance notice to Employee, provided however, that upon the Employee’s providing to PC an executed release and waiver of claims (a form of which is attached hereto as Exhibit A), the Employee shall be entitled to receive the payments set forth in Section 10(a) of this Agreement if PC terminates Employee’s employment without “cause.”

10. Payments Due Upon Termination of Employment. The following payments are due upon termination of employment: (a) in the event of termination of Employee’s employment hereunder pursuant to Section 8 or Section 9 and Employee’s compliance with all terms of this Agreement including, without limitation, Section 14, PC will continue to pay or provide to Employee, for the remaining term of this Agreement or six months, whichever is less, the Monthly Salary in the same amount and manner as if Employee were still employed by PC; and (b) in the event of termination of Employee’s employment hereunder pursuant to Section 6 or 7, PC shall pay the Employee’s accrued Monthly Salary and accrued and unused vacation benefits earned through the termination date to Employee or the Employee’s heirs, and PC shall thereafter have no further obligations under this Agreement. Any amounts earned by Employee from any source during the six-month period following termination will offset the payment obligations set forth in this Section 10.

11. Employee Termination Obligations.

(a) Employee agrees that all property, including, without limitation, all equipment, tangible Proprietary and Confidential Information (as defined below), documents, books, records, reports, notes, contracts, lists, customer lists (which are defined to include, without limitation, broker lists), contact lists, appraiser lists, servicing lists, employee lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of or incident to Employee’s employment, belongs to PC and shall be returned with all copies and partial copies thereof promptly to PC upon termination of the Period of Employment.

(b) All benefits to which Employee is otherwise entitled shall cease upon Employee’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of PC.

(c) Upon termination of the Period of Employment, Employee shall be deemed to have resigned from all offices and directorships then held with PC or any affiliate.

(d) The representations and warranties contained in this Agreement and Employee’s obligations under this Section 11 on Termination Obligations, Section 13 on Arbitration, Section 14 on Proprietary Information and Section 23 on Confidentiality of Terms shall survive the termination of the Period of Employment and the expiration of this Agreement.

(e) Following any termination of the Period of Employment, Employee shall fully cooperate with PC in all matters relating to the winding up of pending work on behalf of PC and the orderly transfer of work to other employees of PC. Employee shall also cooperate in the defense of any action brought by any third party against PC that relates in any way to Employee’s acts or omissions while employed by PC.

12. Facsimile Signatures. This Agreement may be executed by facsimile signatures.

13. Arbitration of Disputes.

Arbitrable Claims. All disputes between Employee (and Employee’s attorneys, successors, and assigns) and PC (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Employee, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by final and binding arbitration to the fullest extent permitted by law. All persons and entities specified in the preceding sentence (other than PC and Employee) shall be considered third-party beneficiaries of the rights and obligations created by this Section 13. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, the Family Medical Leave Act as well as all claims under any applicable state or federal statute and any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, harassment, discrimination, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, all claims related to disability and all wage or benefit claims, including but not limited to claims for salary, bonuses, profit participation, commissions, stock, stock options, vacation pay, fringe benefits or any form of compensation. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims, except that the parties may seek interim injunctive relief and other provisional remedies in court as set forth in this Agreement. The parties hereby waive any rights they may have to trial by jury or any other form of administrative hearing or procedure in regard to the Arbitrable Claims.

(b) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the then existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and all the facts upon which the claim(s) are based. Either party may bring an action in court to compel arbitration under this Agreement and

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to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted at the AAA office located nearest to the headquarters or residence of the respondent to the arbitration. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 13.

(c) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved party. No other aspect of any ruling by the arbitrator shall be appealable, and all other aspects of the arbitrator’s ruling shall be final and non-appealable. The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law. The arbitrator shall be required to issue a written arbitration decision including the arbitrator’s essential findings, conclusions and a statement of award. The fees of the arbitrator shall be paid by PC. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

(d) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall to the extent allowed by law be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

(e) Continuing Obligations. The rights and obligations of Employee and PC set forth in this Section 13 shall survive the termination of Employee’s employment and the expiration of this Agreement.

(f) Exceptions for Injunctive Relief. Notwithstanding the foregoing, in order to provide for interim relief pending the finalization of arbitration proceedings hereunder, nothing in this Section 13 shall prohibit the parties from pursuing a claim for interim injunctive relief, for other applicable provisional remedies, and for related attorneys’ fees in a court of competent jurisdiction in order to prevent irreparable harm pending the conclusion of the arbitration.

(g) Severability. If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other part of this arbitration provision or any other jurisdiction, but this provision shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this arbitration provision had never been contained herein, consistent with the general intent of the parties, as evidenced herein, insofar as possible.

I have read section 13 and irrevocably agree to arbitrate any dispute as identified above. Initials __ __

14. Proprietary Information.

(a) Defined. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of PC, or any affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of PC in the course of Employee’s employment or otherwise produced or acquired by or on behalf of PC. All Proprietary Information not generally known outside of PC’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) formulas, development techniques, processes, trade secrets, computer programs, electronic codes, research projects, forms, contracts, broker lists, appraiser lists, business practices, policies and procedures, and sales aids and techniques; (ii) information about costs, profits, markets, sales, and lists of other customers or clients; (iii) business, marketing, and strategic plans; (iv) employee personnel files and compensation information; and (v) all other material and information directly or indirectly given to or received by Employee that relate in any manner to any business or operation PC is engaged in or any time intends to become engaged in. Employee should consult any PC procedures instituted to identify and protect certain types of Confidential Information, which are considered by PC to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

(b) General Restrictions on Use. Employee acknowledges that PC has expended substantial time and money to create, acquire, gather and maintain the secrecy of Confidential Information and that PC would suffer economic and other harm if its Confidential Information were used or disclosed in violation of this Agreement. Employee therefore agrees that Employee shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of PC and as is necessary to carry out Employee’s responsibilities under this Agreement. Following termination, Employee shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by PC. Employee shall immediately deliver to PC all Confidential and Proprietary Information upon termination of this Agreement for any reason. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by PC’s President.

(c) Location and Reproduction. Employee shall maintain at Employee’s workstation and/or any other place under Employee’s control only such Confidential Information as Employee has a current “need to know.” Employee shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists. Employee shall not make copies of or otherwise reproduce Confidential Information without the prior written consent of PC’s President.

(d) Prior Actions and Knowledge. Employee represents and warrants that from the time of Employee’s first contact with PC, Employee has held in strict confidence all Confidential Information and has not disclosed any Confidential Information, directly or indirectly, to anyone outside of PC, or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement.

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(e) Third-Party Information. Employee acknowledges that PC has received and in the future will receive from third parties their confidential information subject to a duty on PC’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that Employee owes PC and such third parties, during the Period of Employment and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform Employee’s obligations hereunder and as is consistent with PC’s agreement with such third parties.

(f) Precluded Activities. Employee acknowledges that the pursuit of the activities forbidden by this subsection would necessarily involve the use or disclosure of Confidential Information in breach of the preceding subsections, but that proof of such a breach would be extremely difficult. The precluded activities identified herein also are created for the express purpose of protecting PC’s confidential business practices and its Confidential Information. The compensation provided under this Agreement is acknowledged by Employee to be for the express purpose of compensating Employee for the Employee’s agreement not to engage in the precluded activities set forth in this subsection. To forestall the improper disclosure and use of Confidential Information, and the breach of Employee’s obligations under this Agreement, and in consideration of the employment under this Agreement, Employee agrees that, during the applicable Non-Solicitation/Non-Hire Period (defined below), Employee shall not, directly or indirectly, for herself or any third parties: (i) originate, broker or purchase or be involved in the origination, brokering or purchase of loans from any of the customers of PC including, without limitation, borrowers and brokers (collectively, “customers” and, individually, “customer”) who have submitted loans or loan applications to PC (or any affiliate); (ii) divert or attempt to directly or indirectly divert or defray from PC (or any affiliate) any business of any kind, including, without limitation, the solicitation of or interference with any of its customers including, without limitation, borrowers and brokers who have submitted loans or loan applications to PC (or any affiliate); (iii) solicit loans from any customer which either provided loans to PC (or any affiliate) or received a loan from PC (or any affiliate); (iv) solicit or do business with any other person who does business with PC (or any affiliate); (v) employ, solicit for employment, or recommend for employment any person employed at the time of the solicitation, offer or recommendation by PC (or any affiliate), or encourage any employee of PC to terminate his/her employment with PC; (vi) use for any purpose, unrelated to Employee’s work for PC, on PC’s behalf, any of the PC lists described in Section 11(a) of this Agreement or any such lists from any PC affiliate; or (vii) engage in any business activity that is competitive with PC or any of its affiliates in any location in which PC (or its affiliates) conducts business. For purposes of this Agreement, the term “Non-Solicitation/Non-Hire Period” shall mean the term of Employee’s employment with PC and 12 months after the termination of Employee’s employment with PC for any reason. The foregoing notwithstanding, if Employee’s employment with PC is terminated pursuant to section 8 or 9 of this Agreement, then Section 14(f)(vii) shall not apply; provided, however, that Employee may not under any circumstances use or disclose PC’s Confidential Information to or for the benefit of any entity other than PC. Employee agrees that the restrictions provided herein are reasonable and necessary to protect PC’s Confidential Information; and would not prevent, harm or impede Employee from engaging in her chosen profession.

(g) Continuing Obligations. The rights and obligations of Employee and PC set forth in this Section 14 shall survive the termination of Employee’s employment and the expiration of this Agreement and no terms provided herein should be construed as a waiver of PC’s interest in its Confidential Information. Under no circumstances is Employee allowed at any time to disclose PC’s Confidential Information or use any Confidential Information, for Employee’s personal benefit or for the benefit of any entity other than PC, without the advance written approval of PC’s President.

15. Notice. Any notice, request, demand or other communication required to be made in writing hereunder shall be deemed to have been duly given if personally delivered or if mailed by United States mail, postage prepaid, to the parties hereto or their assignees at the following addresses (or at such other address as shall be given in writing by either party hereto to the other):

(a) To PC:	Neil B. Kornswiet, President People’s Choice Home Loan, Inc. 7515 Irvine Center Drive, Irvine, California 92618; and

(b) To Employee:	the address set forth in the first introductory paragraph to this Agreement.

16. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and prior employment agreements, both written and oral. No party hereto is relying on any statement, representation or promise not expressly contained herein, nor is any party relying on the absence of any statement, representation, or promise of any kind.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same agreement.

18. Severability. It is intended that each Section, subsection, phrase and word in this Agreement shall be viewed as separate and divisible, and in the event that any such Section, subsection, phrase and word shall be held to be invalid, all remaining Sections, subsections, phrases and words shall continue in full force and effect.

19. Waiver. Each party may from time to time waive any of its rights hereunder without effecting a waiver with respect to subsequent occurrences hereunder.

20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, legatees and heirs of PC and Employee. Employee, however, may not assign Employee’s rights, benefits or duties under this contract to any other person or entity without the prior written consent of the President of PC.

21. Modifications and Amendments. This Agreement may only be modified or amended by a written agreement signed by Employee and the President of PC.

22. Interpretation. Each party has cooperated in the drafting and preparation of this Agreement and this Agreement shall not be construed against or in favor of any party.

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23. Confidentiality of Terms. Employee acknowledges that she has been informed by PC that PC would suffer irreparable harm if any of the terms of this Agreement are disclosed to any PC employee or any third party. Employee agrees not to disclose the terms of this Agreement to any other person or entity without the express prior written consent of PC’s President. This Section 23 is a material term of this Agreement. If Employee breaches this Section 23: (a) PC may reduce or terminate the amount of Monthly Salary owing or payable under this Agreement; and/or (b) PC may exercise any rights it has under this Agreement including, without limitation, terminating this Agreement pursuant to Section 6.

24. Transportation and Insurance. Employee, at Employee’s expense, shall maintain such motor vehicles as shall be necessary to perform Employee’s stated duties hereunder and shall maintain at all times liability and property insurance coverage acceptable to PC on such motor vehicles. Such motor insurance coverage shall name PC as an additional insured, and shall provide for liability coverage of not less than $100,000 per person and $300,000 per occurrence and property coverage not less than $50,000 per occurrence. Employee shall deliver to PC a copy of such insurance policy, together with all renewals thereof, and a copy of Employee’s driver license.

25. Costs and Expenses. Employee shall receive a monthly car allowance of $500. In addition, PC shall reimburse Employee for reasonable business expenses, provided such expenses are approved by PC’s President or his delegate and incurred by Employee in the performance of Employee’s duties and in accordance with PC’s policies, as they may be amended in PC’s sole discretion.

26. Training Sessions and Policies and Procedures. Employee agrees to and will attend all training sessions, lectures, seminars, and similar programs conducted by PC for and on behalf of its Employees. Employee will strictly follow and observe all policies, procedures and instructions received at such training sessions, lectures, seminars and similar programs. Employee agrees to strictly comply with all of PC’s policies and procedures including, without limitation, PC’s Loan Origination Policies and Procedures, PC’s Expense Reimbursement Policies and Procedures, PC’s Conflict of Interest Policies and Procedures, and PC’s Equal Opportunity Policies and Procedures, and to fulfill all such duties and requirements set forth therein.

27. Receipt and Payment of Compensation. Employee shall not accept, during the term of this Agreement, compensation for services performed as a Manager, Account Executive or employee from any other person or entity other than PC. There is no agreement between Employee and PC or any other person or entity for rebates, kickbacks, commission sharing, or similar payments, and no such other rebate, kickback, commission sharing, or similar payment has been or will be made. PC shall have the right to examine Employee’s financial records to ensure that the provisions of this Section have been complied with in all respects.

28. Licenses. Employee hereby represents and warrants that Employee is in possession of any and all licenses required to perform the duties contemplated by this Agreement and that all such licenses are in good standing and have not been revoked, repealed, suspended or terminated and that Employee is not in violation of any of the requirements of any such license.

29. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State in which the Employee resides.

IN WITNESS WHEREOF, PC and Employee have executed this Agreement as of the date first above written.

PEOPLE’S CHOICE HOME LOAN, INC.

By:	/s/ Neil B. Kornswiet
Neil B. Kornswiet President

EMPLOYEE

/s/ Kathleen Lipps
Kathleen Lipps

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 4 of the Employment Agreement dated as of November 8, 2005, to which this form is attached, I, Kathleen Lipps, hereby furnish People’s Choice Home Loan, Inc. and its affiliates and/or subsidiaries (the “Company”), with the following release and waiver (“Release and Waiver”).

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates, parent, subsidiaries, and benefit plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, harassment claims, discrimination claims, claims under the California Fair Employment and Housing Act, as amended; the Family Medical Leave Act; the California Labor Code; the Federal Civil Rights Act of 1964, as amended; the Federal Americans with Disabilities Act of 1990, as amended; and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for breach of the covenant of good faith and fair dealing, breach of contract, wrongful discharge, tort, and wage or benefit claims, including but not limited to, claims for salary, bonuses, profit participation, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, if I am age 40 or older, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over forty (40) years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date:	By:
Kathleen Lipps

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